Exhibit 99.1

Contact:                        Jeremy W. Smeltser (Investors)

704-752-4478

E-mail:  investor@spx.com

Tina Betlejewski (Media)

704-752-4454

E-mail:  spx@spx.com

SPX REPORTS FOURTH QUARTER 2006 RESULTS

Revenues up 16%, Organic Revenue Growth of 12%

Raises First Quarter 2007 EPS Guidance Range to $0.47 to $0.52 from $0.45 to $0.50

Tightens 2007 EPS Guidance Range to $3.85 to $3.95 from $3.80 to $3.95

CHARLOTTE, NC – February 28, 2007 – SPX Corporation (NYSE:SPW) today reported results for the fourth quarter and year ended December 31, 2006:

Fourth Quarter Highlights:

•                  Revenues increased 16.4% to $1.26 billion from $1.08 billion in the year-ago quarter.  Organic revenue growth* was 11.5%, while completed acquisitions and the impact of currency fluctuations were the primary drivers of the remaining 4.9% increase in reported revenues.

•                  Segment income and margins were $165.1 million and 13.1%, compared with $145.8 million and 13.5% in the year-ago quarter.

•                  Diluted net income per share from continuing operations was $1.40, compared with $0.24 in the year-ago quarter.  Fourth quarter results were impacted by a number of items, including:

•                  A 2006 effective tax rate of 22.8%, which represents a benefit of $0.29 per share as compared to the expected 39.0% effective tax rate.

•                  2006 charges of $6.7 million, or $0.07 per share, related to legacy legal matters.

•                  A 2005 charge of $43.6 million, or $0.66 per share included in the income tax provision due to taxes on the repatriation of foreign earnings to the United States.

•                  2005 non-cash charges of $36.2 million, or $0.49 per share, for impairment of goodwill and other intangible assets.

•                  Fourth quarter 2006 adjusted earnings per share* were $1.18, which excludes the benefit of $0.29 per share due to a lower effective tax rate than previously expected and charges of $6.7 million, or $0.07 per share, related to legacy legal matters.

•                  Net cash from continuing operations was $92.5 million, compared with $216.5 million in 2005. The decline was due primarily to a fourth quarter 2006 advance tax payment of $66.6 million, investments in working capital to support organic growth and a fourth quarter 2006 tax payment of $23.4 million relating to the retirement of the company’s convertible debt in the first quarter of 2006.

•                  Adjusted free cash flow* from continuing operations during the quarter was $99.7 million, compared with $197.7 million in the year-ago quarter.  The decline was due primarily to a fourth quarter 2006 advance tax payment of $66.6 million and investments in working capital to support organic growth.

Full Year 2006 Highlights:

•                  Revenues increased 11.8% to $4.31 billion from $3.86 billion in 2005.  Organic revenue growth* was 9.7%, while completed acquisitions and the impact of currency fluctuations were the primary drivers of the remaining 2.1% increase in reported revenues.

•                  Segment income and margins were $497.3 million and 11.5%, compared with $416.9 million and 10.8% in 2005.

•                  Diluted net income per share from continuing operations was $3.65, compared with $0.02 in 2005.  Full year results were impacted by a number of items, including:

•                  A 2006 effective tax rate of 20.3%, which represents a benefit of $0.85 per share as compared to the expected 39.0% effective tax rate.

•                  2006 charges of $26.7 million, or $0.27 per share, related to certain legal matters.

•                  A 2005 charge of $43.6 million, or $0.60 per share included in the income tax provision due to taxes on the repatriation of foreign earnings to the United States.

•                  A loss on the early extinguishment of debt in 2005 of $113.6 million, or $0.94 per share, related to the company’s 2005 debt reduction actions.

•                  2005 non-cash charges of $36.2 million, or $0.45 per share, for impairment of goodwill and other intangible assets.

•                  Adjusted earnings per share* from continuing operations were $3.07 in 2006, which excludes the miscellaneous tax benefits totaling $0.85 per share as compared to the company’s expected 39.0% effective tax rate and $26.7 million ($0.27 per share) in legal charges ($0.20 for the settlement of litigation with VSI Holdings, Inc. in the second quarter and $0.07 for legacy legal matters in the fourth quarter).

•                  Net cash from continuing operations was $65.8 million, compared with $257.5 million in 2005. The primary driver of the decline was interest and tax payments totaling $175.2 million relating to the retirement of the company’s convertible debt in the first quarter of 2006.

•                  Adjusted free cash flow* from continuing operations was $182.9 million, compared with $217.3 million in 2005. The decline was due primarily to a fourth quarter 2006 advance tax payment of $66.6 million and investments in working capital to support organic growth, offset partially by the increase in segment income.

Chris Kearney, President and CEO said, “2006 was an excellent year for SPX. Our organic revenue growth expanded to 9.7%, on top of 5.4% organic growth in 2005.  This growth and our focus on continuous improvement via our operating initiatives led to segment margins of 11.5%, 70 points higher than in 2005. On the strategic front, we also completed the acquisition of Custos, a $100 million provider of sanitary and industrial pumps, and began to integrate it into our Flow Technology segment.”

Mr. Kearney concluded, “Our strong performance has continued thus far in 2007.  Based on our early results and current trends, we are raising our first quarter 2007 EPS guidance range to $0.47 to $0.52 per share from the previous range $0.45 to $0.50 per share. We are also tightening our annual earnings guidance range to $3.85 to $3.95 per share from a range of $3.80 to $3.95 per share. We expect the macro trends we are experiencing in global infrastructure growth, particularly power and energy capital spending, will continue to provide significant opportunities to grow SPX.  Our team remains focused on these opportunities and delivering on our commitments in 2007 and beyond.”

FINANCIAL HIGHLIGHTS – CONTINUING OPERATIONS

Flow Technology

Revenues for the fourth quarter of 2006 were $268.5 million compared to $241.0 million in the fourth quarter of 2005, an increase of $27.5 million, or 11.4%.  The increase was due primarily to organic revenue growth of 5.2% and the acquisition of Custos. The organic revenue growth related primarily to strong demand in the power, mining, oil and gas, and dehydration markets, as well as pricing improvements and new product introductions.  The impact of currency fluctuations increased revenues by 3.6% from the year-ago quarter.

Segment income was $37.3 million, or 13.9% of revenues, in the fourth quarter of 2006 compared to $33.2 million, or 13.8% of revenues, in the fourth quarter of 2005.  The increase in segment income and margins was due primarily to the strong level of organic growth and manufacturing efficiencies achieved from continuous improvement initiatives, offset partially by the acquisition of Custos, which currently performs at lower margins than the segment.

Test and Measurement

Revenues for the fourth quarter of 2006 were $317.5 million compared to $281.3 million in the fourth quarter of 2005, an increase of $36.2 million, or 12.9%.  The increase was due primarily to organic revenue growth of 3.6%, driven by an increase in global aftermarket sales and fare collection systems sales, and a 5.4% impact from a change in classification of certain sales program costs which reduced reported 2005 revenues. Completed acquisitions and the impact of currency fluctuations combined to increase reported revenues by 3.9%.

Segment income was $49.8 million, or 15.7% of revenues, in the fourth quarter of 2006 compared to $42.6 million, or 15.1% of revenues, in the fourth quarter of 2005.  The increase in segment income and margins was due primarily to the increase in global aftermarket sales and fare collection systems sales.

Thermal Equipment and Services

Revenues for the fourth quarter of 2006 were $448.2 million compared to $355.8 million in the fourth quarter of 2005, an increase of $92.4 million, or 26.0%.  The increase was driven by organic revenue growth of 23.0%, related largely to increased volume across the cooling equipment  product lines and thermal service and repair work in Europe and South Africa.  The impact of currency fluctuations increased revenues by 3.0% from the year-ago quarter.

Segment income was $44.7 million, or 10.0% of revenues, in the fourth quarter of 2006 compared to $45.5 million, or 12.8% of revenues, in the fourth quarter of 2005.  The decrease in segment income and margins was due primarily to a performance decline in boiler products due to a softer domestic heating market, unfavorable product mix and higher manufacturing costs, offset by improvements from the increased volume in cooling equipment.

Industrial Products and Services

Revenues for the fourth quarter of 2006 were $227.4 million compared to $205.6 million in the fourth quarter of 2005, an increase of $21.8 million, or 10.6%.  The increase was due to organic revenue growth of 10.2%, related largely to increased demand for power transformers and aerospace components.  The impact of currency fluctuations increased revenues by 0.4% from the year-ago quarter.

Segment income was $33.3 million, or 14.6% of revenues, in the fourth quarter of 2006 compared to $24.5 million, or 11.9% of revenues, in the fourth quarter of 2005.  The increase in segment income and margins was driven largely by the organic growth in power transformers and aerospace components from pricing and volume, in addition to manufacturing efficiencies achieved from continuous improvement initiatives across the segment.

OTHER ITEMS

Dividend:   On February 22, 2007, the Board of Directors announced a quarterly dividend of $0.25 per common share payable on April 2, 2007, to shareholders of record on March 15, 2007.  The fourth quarter 2006 dividend of $0.25 per common share was paid on January 3, 2007.

Form 10-K:  The company expects to file its annual report on Form 10-K for the year ended December 31, 2006 with the Securities and Exchange Commission by March 1, 2007.  This press release should be read in conjunction with that filing, which will be available on the company’s website at www.spx.com, in the Investor Relations section.

SPX Corporation is a leading global provider of flow technology, test and measurement solutions, thermal equipment and services and industrial products and services.  For more information visit the company’s website at www.spx.com.

* Non-GAAP number. See attached financial schedules for reconciliation to most comparable GAAP number.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s quarterly report on Form 10-Q for the period ended September 30, 2006 and the company’s annual report on Form 10-K for the year ended December 31, 2006.  These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.  Actual results may differ materially from these statements.  The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements.  Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change.

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	December 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and equivalents	$477.2	$576.2
Accounts receivable, net	1,127.0	892.1
Inventories, net	514.3	439.8
Other current assets	89.4	72.5
Deferred income taxes	92.3	40.8
Assets of discontinued operation(s)	193.3	476.1
Total current assets	2,493.5	2,497.5
Property, plant and equipment:
Land	30.3	26.5
Buildings and leasehold improvements	199.9	190.2
Machinery and equipment	536.0	483.9
	766.2	700.6
Accumulated depreciation	(391.6)	(355.3)
	374.6	345.3
Goodwill	1,762.2	1,689.1
Intangibles, net	488.0	424.2
Other assets	353.8	350.3
TOTAL ASSETS	$5,472.1	$5,306.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$521.1	$479.6
Accrued expenses	849.3	648.0
Income taxes payable	81.0	161.7
Short-term debt	168.7	64.9
Current maturities of long-term debt	42.3	2.6
Liabilities of discontinued operation(s)	61.0	126.0
Total current liabilities	1,723.4	1,482.8

Long-term debt	753.6	714.1
Deferred and other income taxes	229.4	323.0
Other long-term liabilities	652.8	673.4
Total long-term liabilities	1,635.8	1,710.5

Minority interest	3.5	1.9
Shareholders’ equity:
Common stock	937.4	907.6
Paid-in capital	1,134.5	1,061.2
Retained earnings	1,754.2	1,642.0
Unearned compensation	—	(55.3)
Accumulated other comprehensive loss	(86.6)	(173.8)
Common stock in treasury	(1,630.1)	(1,270.5)
Total shareholders’ equity	2,109.4	2,111.2
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,472.1	$5,306.4

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005

Revenues	$1,261.6	$1,083.7	$4,313.3	$3,858.0

Costs and expenses:
Cost of products sold	912.2	773.9	3,112.9	2,792.7
Selling, general and administrative	229.4	196.6	867.3	778.7
Intangible amortization	4.0	3.7	14.4	15.1
Impairment of goodwill and other intangible assets	—	36.2	—	36.2
Special charges, net	(0.2)	4.4	4.4	9.1
Operating income	116.2	68.9	314.3	226.2

Other expense, net	(8.8)	(1.4)	(28.1)	(17.5)
Interest expense	(16.6)	(10.2)	(62.8)	(67.6)
Interest income	3.6	4.9	12.6	17.1
Loss on early extinguishment of debt	—	(3.2)	—	(113.6)
Equity earnings in joint ventures	12.6	10.6	40.8	23.5
Income from continuing operations before income taxes	107.0	69.6	276.8	68.1

Income tax provision	(24.4)	(53.8)	(56.3)	(66.9)
Income from continuing operations	82.6	15.8	220.5	1.2

Income from discontinued operations, net of tax	(1.0)	(25.0)	6.0	(10.9)
Gain (loss) on disposition of discontinued operations, net of tax	5.2	56.6	(55.8)	1,099.7
Income (loss) from discontinued operations	4.2	31.6	(49.8)	1,088.8

Net income	$86.8	$47.4	$170.7	$1,090.0

Basic income (loss) per share of common stock
Income from continuing operations	$1.44	$0.24	$3.79	$0.02
Income (loss) from discontinued operations	0.07	0.49	(0.86)	15.31
Net income per share	$1.51	$0.73	$2.93	$15.33

Weighted average number of common shares outstanding - basic	57.441	64.623	58.254	71.084

Income from continuing operations for diluted income (loss) per share	$82.6	$15.8	$221.6	$1.2
Net income for diluted income per share	$86.8	$47.4	$171.8	$1,090.0

Diluted income (loss) per share of common stock
Income from continuing operations	$1.40	$0.24	$3.65	$0.02
Income (loss) from discontinued operations	0.07	0.48	(0.82)	15.08

Net income per share	$1.47	$0.72	$2.83	$15.10

Weighted average number of common shares outstanding - diluted	58.927	65.787	60.724	72.192

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Year ended
	December 31,
	2006	2005
Cash flows from (used in) operating activities:
Net income	$170.7	$1,090.0
Less: Income (loss) from discontinued operations, net of tax	(49.8)	1,088.8
Income from continuing operations	220.5	1.2
Adjustments to reconcile income from continuing operations to net cash from (used in) operating activities
Special charges, net	4.4	9.1
Impairment of goodwill and other intangible assets	—	36.2
Loss on early extinguishment of debt	—	113.6
Deferred and other income taxes	5.5	43.1
Depreciation and amortization of intangibles and other assets	75.2	71.4
Accretion of LYONs	1.7	18.0
Pension and other employee benefits	62.3	53.6
Stock based compensation	37.6	28.3
Other, net	(8.0)	17.5
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures
Accounts receivable and other	(207.7)	(86.1)
Inventories	(44.5)	3.3
Accounts payable, accrued expenses and other	104.4	38.2
Taxes paid on repatriated foreign earnings	—	(47.5)
Payments to terminate interest rate swap agreements	—	(13.3)
Payment of LYONs tax recapture	(90.9)	—
Accreted interest paid on LYONs repurchase (accreted since issuance date)	(84.3)	(1.9)
Cash spending on restructuring actions	(10.4)	(27.2)
Net cash from continuing operations	65.8	257.5
Net cash used in discontinued operations	(5.8)	(391.0)
Net cash from (used in) operating activities	60.0	(133.5)

Cash flows from (used in) investing activities:
Proceeds from sales of discontinued operations, net of cash sold	123.0	2,751.2
Proceeds from other asset sales	19.4	41.4
Business acquisitions and investments, net of cash acquired	(169.4)	(50.4)
Capital expenditures	(58.1)	(42.1)
Net cash from (used in) continuing operations	(85.1)	2,700.1
Net cash used in discontinued operations	(19.2)	(31.3)
Net cash from (used in) investing activities	(104.3)	2,668.8

Cash flows from (used in) financing activities:
Borrowings under senior credit facilities	833.2	—
Repayments under delayed draw term loan	(15.0)	—
Repayments of debt borrowings	—	(1,073.4)
Repurchase of senior notes (2005 includes premiums paid of $72.9)	—	(744.5)
Repurchase of LYONs principal	(576.0)	(16.0)
Borrowing under trade receivable agreement	199.0	—
Repayments under trade receivable agreement	(199.0)	—
Net repayments under other financing arrangements	(4.5)	(0.9)
Purchases of common stock	(436.3)	(624.7)
Proceeds from the exercise of employee stock options	196.8	38.3
Dividends paid	(59.9)	(73.3)
Financing fees paid	(0.4)	(5.1)
Net cash used in continuing operations	(62.1)	(2,499.6)
Net cash used in discontinued operations	(1.4)	(18.0)
Net cash used in financing activities	(63.5)	(2,517.6)
Increase (decrease) in cash and equivalents due to changes in foreign exchange rates	4.8	(23.9)
Net change in cash and equivalents	(103.0)	(6.2)
Consolidated cash and equivalents, beginning of period	580.2	586.4
Consolidated cash and equivalents, end of period	$477.2	$580.2

Cash and equivalents of continuing operations	$477.2	$576.2
Cash and equivalents of discontinued operations	$—	$4.0

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF OPERATIONS BY SEGMENT

(Unaudited; in millions)

	Three months ended			Year ended
	December 31,			December 31,
	2006	2005	%	2006	2005	%
Flow Technology

Revenues	$268.5	$241.0	11.4%	$960.2	$878.1	9.3%
Gross profit	87.3	77.2		319.1	276.8
Selling, general and administrative expense	49.5	43.4		183.4	172.6
Intangible amortization expense	0.5	0.6		1.2	3.0
Segment income	$37.3	$33.2	12.3%	$134.5	$101.2	32.9%
as a percent of revenues	13.9%	13.8%		14.0%	11.5%

Test and Measurement

Revenues	$317.5	$281.3	12.9%	$1,137.5	$1,059.6	7.4%
Gross profit	104.2	91.3		375.6	332.0
Selling, general and administrative expense	52.9	47.6		211.0	198.4
Intangible amortization expense	1.5	1.1		5.5	3.7
Segment income	$49.8	$42.6	16.9%	$159.1	$129.9	22.5%
as a percent of revenues	15.7%	15.1%		14.0%	12.3%

Thermal Equipment and Services

Revenues	$448.2	$355.8	26.0%	$1,378.9	$1,204.3	14.5%
Gross profit	100.3	92.3		308.9	294.5
Selling, general and administrative expense	53.9	45.2		197.6	169.4
Intangible amortization expense	1.7	1.6		6.6	6.8
Segment income	$44.7	$45.5	-1.8%	$104.7	$118.3	-11.5%
as a percent of revenues	10.0%	12.8%		7.6%	9.8%

Industrial Products and Services (1)

Revenues	$227.4	$205.6	10.6%	$836.7	$716.0	16.9%
Gross profit	61.5	51.5		213.2	171.6
Selling, general and administrative expense	27.9	26.6		113.1	102.5
Intangible amortization expense	0.3	0.4		1.1	1.6
Segment income	$33.3	$24.5	35.9%	$99.0	$67.5	46.7%
as a percent of revenues	14.6%	11.9%		11.8%	9.4%

Total segment income	$165.1	$145.8		$497.3	$416.9
Corporate expenses	(26.0)	(21.7)		(96.1)	(87.6)
Pension and postretirement expense	(10.4)	(7.3)		(44.9)	(29.5)
Stock based compensation expense	(12.7)	(7.3)		(37.6)	(28.3)
Special charges, net	0.2	(4.4)		(4.4)	(9.1)
Impairment of goodwill and other intangible assets	—	(36.2)		—	(36.2)
Consolidated Operating Income (1)	$116.2	$68.9		$314.3	$226.2

(1) Excludes results of discontinued operations.

SPX CORPORATION AND SUBSIDIARIES

ORGANIC REVENUE GROWTH RECONCILIATION

(Unaudited)

	Three months ended December 31, 2006
	Net Revenue	Acquisitions,	Foreign	Organic Revenue
	Growth	Divestitures and Other	Currency	Growth

Flow Technology	11.4%	2.6%	3.6%	5.2%

Test and Measurement	12.9%	7.0%	2.3%	3.6%

Thermal Equipment and Services	26.0%	—%	3.0%	23.0%

Industrial Products and Services	10.6%	—%	0.4%	10.2%

Consolidated	16.4%	2.4%	2.5%	11.5%

	Year ended December 31, 2006
	Net Revenue	Acquisitions,	Foreign	Organic Revenue
	Growth	Divestitures and Other	Currency	Growth

Flow Technology	9.3%	0.6%	1.1%	7.6%

Test and Measurement	7.4%	4.4%	0.5%	2.5%

Thermal Equipment and Services	14.5%	—%	1.0%	13.5%

Industrial Products and Services	16.9%	—%	0.2%	16.7%

Consolidated	11.8%	1.4%	0.7%	9.7%

	Year ended December 31, 2005
	Net Revenue	Acquisitions,	Foreign	Organic Revenue
	Growth	Divestitures and Other	Currency	Growth

Flow Technology	8.3%	0.6%	0.1%	7.6%

Test and Measurement	(3.0)%	1.2%	(0.2)%	(4.0)%

Thermal Equipment and Services	13.0%	—%	—%	13.0%

Industrial Products and Services	6.8%	0.8%	—%	6.0%

Consolidated	6.0%	0.7%	(0.1)%	5.4%

SPX CORPORATION AND SUBSIDIARIES
ADJUSTED FREE CASH FLOW RECONCILIATION
(Unaudited; in millions)

	Three months ended		Year ended
	December 31, 2006		December 31,
	2006	2005	2006	2005

Net cash from continuing operations	$92.5	$216.5	$65.8	$257.5

Capital expenditures - continuing operations	(16.2)	(18.8)	(58.1)	(42.1)

Free cash flow from continuing operations	$76.3	$197.7	$7.7	$215.4

Accreted interest paid on LYONs repurchase	—	—	84.3	1.9

Taxes paid on LYONs tax recapture	23.4	—	90.9	—

Adjusted free cash flow from continuing operations	$99.7	$197.7	$182.9	$217.3

SPX CORPORATION AND SUBSIDIARIES

CASH AND DEBT RECONCILIATION

(Unaudited; in millions)

Year ended
December 31, 2006

Beginning cash	$580.2

Operational cash flow	65.8
Business acquisitions and investments, net of cash acquired	(169.4)
Capital expenditures	(58.1)
Proceeds from sales of discontinued operations, net of cash sold	123.0
Proceeds from asset sales	19.4
Borrowings under senior credit facilities	833.2
Repayments under delayed draw term loan	(15.0)
Repayment of LYONs principal	(576.0)
Net repayments under other financing arrangements	(4.5)
Purchases of common stock	(436.3)
Proceeds from the exercise of employee stock options	196.8
Dividends paid	(59.9)
Financing fees paid	(0.4)
Cash used in discontinued operations	(26.4)
Increase in cash due to change in foreign exchange rates	4.8

Ending cash	$477.2

	Debt At				Debt At
	12/31/2005	Borrowings	Repayments	Other	12/31/2006

LYONs, net of unamortized discount (1)	$658.6	$—	$(660.3)	$1.7	$—
7.5% Senior Notes	28.2	—	—	—	28.2
6.25% Senior Notes	21.3	—	—	—	21.3
Global revolving loan facility	—	83.2	—	(0.4)	82.8
Delayed draw term loan	—	750.0	(15.0)	—	735.0
Other indebtedness	73.5	200.5	(205.0)	28.3	97.3

Totals	$781.6	$1,033.7	$(880.3)	$29.6	$964.6

(1) LYONs repayments include $84.3 of accreted interest that is a component of operational cash flow.

SPX CORPORATION AND SUBSIDIARIES
ADJUSTED EARNINGS PER SHARE RECONCILIATION
(Unaudited; in millions, except per share)

	Three months ended	Year ended
	December 31, 2006	December 31, 2006

Diluted income per share of common stock from continuing operations	$1.40	$3.65

Tax accrual reversal	—	(0.57)

VSI Holding, Inc. legal settlement	—	0.20

Miscellaneous tax benefits	(0.29)	(0.28)

Legacy legal matters	0.07	0.07

Adjusted EPS from continuing operations	$1.18	$3.07